FOR IMMEDIATE RELEASE

Alpha Announces Financial Results for Fourth Quarter and Full Year 2025

•Reports net loss of $17.3 million for the fourth quarter 2025
•Posts Adjusted EBITDA of $28.5 million for the quarter
BRISTOL, Tenn., February 27, 2026 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the fourth quarter and full year ending December 31, 2025.

	(millions, except per share)
	Three months ended
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024
Net loss	($17.3)	($5.5)	($2.1)
Net loss per diluted share	($1.34)	($0.42)	($0.16)
Adjusted EBITDA(1)	$28.5	$41.7	$53.2
Operating cash flow	$19.0	$50.6	$56.3
Capital expenditures	($29.0)	($25.1)	($42.7)
Tons of coal sold	3.8	3.9	4.1
__________________________________
1. This is a non-GAAP financial measure. A reconciliation of Net Loss to Adjusted EBITDA is included in tables accompanying the financial schedules.

“Following the previous disclosure of our initial Q4 performance, today we announce definitive financial results for the fourth quarter and full year 2025,” said Andy Eidson, Alpha's chief executive officer. “As previously stated, our fourth quarter numbers reflect the persistent challenges of the met pricing environment that prevailed through much of the 2025 calendar year. Having experienced some quality-specific improvements in the met market, particularly in the Australian low vol indexes, late in Q4 and extending into recent weeks, our first quarter 2026 results will be influenced by those more favorable conditions. From a volume perspective, Alpha’s first quarter tons sold tend to be lower than other quarters. Based on our first two months of the year, we expect this to hold true in 2026.”

Financial Performance

Alpha reported a net loss of $17.3 million, or $1.34 per diluted share, for the fourth quarter 2025, as compared to net loss of $5.5 million, or $0.42 per diluted share, in the third quarter.

Total Adjusted EBITDA was $28.5 million for the fourth quarter, compared to $41.7 million in the third quarter.

Coal Revenues

	(millions)
	Three months ended
	Dec. 31, 2025	Sept. 30, 2025
Met Segment	$519.1	$525.2

Met Segment (excl. freight & handling)(1)	$436.3	$442.8

Tons Sold	(millions)
	Three months ended
	Dec. 31, 2025	Sept. 30, 2025
Met Segment	3.8	3.9
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Dec. 31, 2025	Sept. 30, 2025
Met Segment	$115.31	$114.94
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Fourth quarter net realized pricing for the Met segment was $115.31 per ton.

The table below provides a breakdown of our Met segment coal sold in the fourth quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Dec. 31, 2025
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.8	$187.6	$106.13	50%
Domestic	0.8	$116.9	$148.93	22%
Export - Australian Indexed	1.0	$111.4	$114.96	28%
Total Met Coal Revenues	3.5	$415.9	$118.10	100%
Thermal Coal Revenues	0.3	$20.4	$77.80
Total Met Segment Coal Revenues (excl. freight & handling)(1)	3.8	$436.3	$115.31
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Dec. 31, 2025	Sept. 30, 2025
Met Segment	$478.5	$461.6
Met Segment (excl. freight & handling/idle)(1)	$383.8	$374.7

(per ton)
Met Segment(1)	$101.43	$97.27

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under “Non-GAAP Financial Measures” and “Results of Operations.”

Alpha's Met segment cost of coal sales increased to an average of $101.43 per ton in the fourth quarter, compared to $97.27 per ton in the third quarter.

Liquidity and Capital Resources

Cash provided by operating activities in the fourth quarter decreased to $19.0 million as compared to $50.6 million in the third quarter. Capital expenditures for the fourth quarter were $29.0 million compared to $25.1 million for the third quarter.

As of December 31, 2025, the company had total liquidity of $524.3 million, including cash and cash equivalents of $366.0 million, short-term investments of $49.6 million, and $183.7 million of unused availability under the asset-based revolving credit facility (ABL), partially offset by a minimum required liquidity of $75.0 million as required by the ABL. As of December 31, 2025, the company had no borrowings and $41.3 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of December 31, 2025, was $13.4 million.

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company's common stock. As of February 20, 2026, the company had acquired approximately 6.9 million shares of common stock at a cost of approximately $1.1 billion, or approximately $165.89 per share. The number of common stock shares outstanding as of February 20, 2026 was 12,792,685, not including the potential effect of unvested equity awards.

The timing and amount of share repurchases will be based on various factors, including but not limited to market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

2026 Operational Performance Update

As of February 17, 2026, at the midpoint of guidance, Alpha has committed and priced approximately 37% of its metallurgical coal for 2026 at an average price of $134.02 per ton and 77% of its thermal coal for the year at an average price of $73.17 per ton.

	2026 Guidance
in millions of tons	Low	High
Metallurgical	14.4	15.4
Thermal	0.7	1.1
Met Segment - Total Shipments	15.1	16.5

Committed/Priced[1,2,3]	Committed	Volume (in millions of tons)	Average Price
Metallurgical - Domestic		4.1	$136.30
Metallurgical - Export		1.5	$127.53
Metallurgical Total	37%	5.6	$134.02
Thermal	77%	0.7	$73.17
Met Segment	40%	6.3	$127.30

Committed/Unpriced[1,3]	Committed
Metallurgical Total	53%
Thermal	—%
Met Segment	50%

Costs per ton[4]	Low	High
Met Segment	$95.00	$101.00

In millions (except taxes)	Low	High
SG&A5	$53	$59
Idle Operations Expense	$24	$32
Net Cash Interest Income	$2	$6
DD&A	$160	$174
Capital Expenditures	$148	$168
Capital Contributions to Equity Affiliates[6]	$35	$45
Cash Tax Rate	0%	5%
Notes:
1.Based on committed and priced coal shipments as of February 17, 2026. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.

6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Annual Meeting of Stockholders
The board of directors has scheduled the annual meeting of stockholders for May 6, 2026.

Conference Call
The company plans to hold a conference call regarding its fourth quarter and full year 2025 results on February 27, 2026, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “non-GAAP coal margin.” In addition to net income (loss), we use Adjusted EBITDA to measure the operating performance of our reportable segment. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Coal revenues	$519,060	$615,383	$2,122,605	$2,946,579
Other revenues	1,412	1,964	6,876	10,706
Total revenues	520,472	617,347	2,129,481	2,957,285
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	478,519	540,754	1,924,691	2,451,601
Depreciation, depletion and amortization	41,893	40,836	174,524	167,331
Accretion on asset retirement obligations	5,501	6,324	22,126	25,050
Amortization of acquired intangibles	1,356	1,675	5,427	6,700
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	13,821	16,831	60,158	74,000
Other operating loss	706	936	3,921	4,749
Total costs and expenses	541,796	607,356	2,190,847	2,729,431
(Loss) income from operations	(21,324)	9,991	(61,366)	227,854
Other (expense) income:
Interest expense	(730)	(583)	(3,019)	(3,811)
Interest income	3,273	4,952	15,466	18,208
Equity loss in affiliates	(4,931)	(5,734)	(24,867)	(20,302)
Miscellaneous expense, net	(3,316)	(2,940)	(13,673)	(11,199)
Total other expense, net	(5,704)	(4,305)	(26,093)	(17,104)
(Loss) income before income taxes	(27,028)	5,686	(87,459)	210,750
Income tax benefit (expense)	9,757	(7,815)	25,772	(23,171)
Net (loss) income	$(17,271)	$(2,129)	$(61,687)	187,579

Basic (loss) income per common share	$(1.34)	$(0.16)	$(4.75)	$14.41
Diluted (loss) income per common share	$(1.34)	$(0.16)	$(4.75)	$14.28

Weighted average shares - basic	12,865,612	13,020,122	12,996,148	13,013,469
Weighted average shares - diluted	12,865,612	13,020,122	12,996,148	13,134,806

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$365,974	$481,578
Short-term investments	49,582	—
Trade accounts receivable, net of allowance for credit losses of $2,519 and $2,396 as of December 31, 2025 and 2024, respectively	278,620	362,141
Inventories, net	193,000	169,269
Prepaid expenses and other current assets	31,132	23,681
Total current assets	918,308	1,036,669
Property, plant, and equipment, net of accumulated depreciation and amortization of $774,101 and $667,260 as of December 31, 2025 and 2024, respectively	621,866	634,871
Owned and leased mineral rights, net of accumulated depletion and amortization of $150,616 and $124,965 as of December 31, 2025 and 2024, respectively	416,944	443,467
Other acquired intangibles, net of accumulated amortization of $43,072 and $41,444 as of December 31, 2025 and 2024, respectively	34,452	39,879
Long-term restricted cash	126,911	122,583
Long-term restricted investments	34,356	43,131
Deferred income taxes	8,087	6,516
Other non-current assets	119,702	111,592
Total assets	$2,280,626	$2,438,708
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,575	$2,916
Trade accounts payable	66,169	96,633
Accrued expenses and other current liabilities	135,778	151,560
Total current liabilities	205,522	251,109
Long-term debt	9,841	2,868
Workers’ compensation and black lung obligations	190,965	182,961
Pension obligations	87,317	100,597
Asset retirement obligations	204,745	189,805
Deferred income taxes	15,433	40,486
Other non-current liabilities	21,308	21,385
Total liabilities	735,131	789,211
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,437,379 issued and 12,805,909 outstanding at December 31, 2025 and 22,383,325 issued and 13,016,390 outstanding at December 31, 2024	224	224
Additional paid-in capital	852,030	839,804
Accumulated other comprehensive loss	(60,433)	(50,082)
Treasury stock, at cost: 9,631,470 shares at December 31, 2025 and 9,366,935 shares at December 31, 2024	(1,341,027)	(1,296,916)
Retained earnings	2,094,701	2,156,467
Total stockholders’ equity	1,545,495	1,649,497
Total liabilities and stockholders’ equity	$2,280,626	$2,438,708

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2025	2024
Operating activities:
Net (loss) income	$(61,687)	$187,579
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	174,524	167,331
Amortization of acquired intangibles	5,427	6,700
Loss (gain) on disposal of assets, net	1,044	(169)
Accretion on asset retirement obligations	22,126	25,050
Employee benefit plans, net	23,397	14,551
Deferred tax (benefit) expense	(23,740)	5,563
Stock-based compensation	13,598	12,318
Equity loss in affiliates	24,867	20,302
Other, net	(1,449)	1,905
Changes in operating assets and liabilities
Trade accounts receivable, net	83,399	145,379
Inventories, net	(21,495)	64,203
Prepaid expenses and other current assets	(3,128)	14,658
Deposits	183	408
Other non-current assets	356	1,199
Trade accounts payable	(29,141)	(19,339)
Accrued expenses and other current liabilities	(10,825)	(5,972)
Workers’ compensation and black lung obligations	(19,959)	(18,660)
Pension obligations	(16,966)	(12,320)
Asset retirement obligations	(14,721)	(27,903)
Other non-current liabilities	(884)	(2,864)
Net cash provided by operating activities	144,926	579,919
Investing activities:
Capital expenditures	(127,153)	(198,848)
Capital contributions to equity affiliates	(38,146)	(32,504)
Proceeds from disposal of assets	265	1,029
Purchases of investment securities	(106,157)	(48,730)
Sales and maturities of investment securities	67,165	48,036
Other, net	51	31
Net cash used in investing activities	(203,975)	(230,986)
Financing activities:
Principal repayments of long-term debt	(1,965)	(2,243)
Dividend and dividend equivalents paid	(415)	(3,077)
Common stock repurchases and related expenses	(45,155)	(122,299)
Other, net	(4,692)	(1,278)
Net cash used in financing activities	(52,227)	(128,897)
Net (decrease) increase in cash and cash equivalents and restricted cash	(111,276)	220,036
Cash and cash equivalents and restricted cash at beginning of period	604,161	384,125

Cash and cash equivalents and restricted cash at end of period	$492,885	$604,161

Supplemental cash flow information:
Cash paid for interest	$1,868	$2,662
Cash paid for income taxes (net of refunds received)	$2,118	$8,379
Supplemental disclosure of noncash investing and financing activities:
Financing leases and capital financing - equipment	$12,057	$1
Accrued capital expenditures	$14,272	$15,523
Accrued common stock repurchases and stock repurchase excise tax	$327	$—
Accrued dividend payable	$88	$424
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows.

	As of December 31,
	2025	2024
Cash and cash equivalents	$365,974	$481,578
Long-term restricted cash	126,911	122,583
Total cash and cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$492,885	$604,161

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Year Ended December 31,
	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Net (loss) income	$(17,271)	$(5,515)	$(2,129)	$(61,687)	$187,579
Interest expense	730	765	583	3,019	3,811
Interest income	(3,273)	(3,948)	(4,952)	(15,466)	(18,208)
Income tax (benefit) expense	(9,757)	(3,330)	7,815	(25,772)	23,171
Depreciation, depletion and amortization	41,893	43,899	40,836	174,524	167,331
Non-cash stock compensation expense	3,193	2,950	3,001	13,598	12,318
Accretion on asset retirement obligations	5,501	5,503	6,324	22,126	25,050
Amortization of acquired intangibles	1,356	1,357	1,675	5,427	6,700
Non-recurring mine flood costs (1)	6,098	—	—	6,098	—
Adjusted EBITDA	$28,470	$41,681	$53,153	$121,867	$407,752
(1) Non-recurring mine recovery and idle costs due to the water inundation at the Rolling Thunder mine in November 2025.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	December 31, 2025	September 30, 2025	December 31, 2024
Coal revenues	$519,060	$525,203	$615,383
Less: Freight and handling fulfillment revenues	(82,730)	(82,448)	(96,087)
Non-GAAP Coal revenues	$436,330	$442,755	$519,296
Non-GAAP Coal sales realization per ton	$115.31	$114.94	$127.84

Cost of coal sales (exclusive of items shown separately below)	$478,519	$461,635	$540,754
Depreciation, depletion and amortization - production (1)	41,571	43,582	40,525
Accretion on asset retirement obligations	5,501	5,503	6,324
Amortization of acquired intangibles	1,356	1,357	1,675
Total Cost of coal sales	526,947	512,077	589,278
Less: Freight and handling costs	(82,730)	(82,448)	(96,087)
Less: Depreciation, depletion and amortization - production (1)	(41,571)	(43,582)	(40,525)
Less: Accretion on asset retirement obligations	(5,501)	(5,503)	(6,324)
Less: Amortization of acquired intangibles	(1,356)	(1,357)	(1,675)
Less: Idled and closed mine costs	(11,960)	(4,517)	(2,650)
Non-GAAP Cost of coal sales	$383,829	$374,670	$442,017
Non-GAAP Cost of coal sales per ton	$101.43	$97.27	$108.82

GAAP Coal margin	$(7,887)	$13,126	$26,105
GAAP Coal margin per ton	$(2.08)	$3.41	$6.43

Non-GAAP Coal margin	$52,501	$68,085	$77,279
Non-GAAP Coal margin per ton	$13.87	$17.68	$19.02

Tons sold	3,784	3,852	4,062
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Year Ended December 31,
	2025	2024
Coal revenues	$2,122,605	$2,946,579
Less: Freight and handling fulfillment revenues	(333,691)	(503,306)
Non-GAAP Coal revenues	$1,788,914	$2,443,273
Non-GAAP Coal sales realization per ton	$117.08	$142.66

Cost of coal sales (exclusive of items shown separately below)	$1,924,691	$2,451,601
Depreciation, depletion and amortization - production (1)	173,249	166,105
Accretion on asset retirement obligations	22,126	25,050
Amortization of acquired intangibles	5,427	6,700
Total Cost of coal sales	2,125,493	2,649,456
Less: Freight and handling costs	(333,691)	(503,306)
Less: Depreciation, depletion and amortization - production (1)	(173,249)	(166,105)
Less: Accretion on asset retirement obligations	(22,126)	(25,050)
Less: Amortization of acquired intangibles	(5,427)	(6,700)
Less: Idled and closed mine costs	(28,988)	(29,868)
Non-GAAP Cost of coal sales	$1,562,012	$1,918,427
Non-GAAP Cost of coal sales per ton	$102.23	$112.01

GAAP Coal margin	$(2,888)	$297,123
GAAP Coal margin per ton	$(0.19)	$17.35

Non-GAAP Coal margin	$226,902	$524,846
Non-GAAP Coal margin per ton	$14.85	$30.64

Tons sold	15,280	17,127
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2025
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,768	$187,642	$106.13	50%
Domestic	785	116,913	$148.93	22%
Export - Australian indexed	969	111,392	$114.96	28%
Total Met segment - met coal	3,522	415,947	$118.10	100%
Met segment - thermal coal	262	20,383	$77.80
Non-GAAP Coal revenues	3,784	436,330	$115.31
Add: Freight and handling fulfillment revenues	—	82,730
Coal revenues	3,784	$519,060